                                                                     Exhibit 2.2









                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             CCPC ACQUISITION CORP.,



                                       and



                            GENERAL HOUSEWARES CORP.




                                 August 2, 1999




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                                TABLE OF CONTENTS

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RECITALS

                                            ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING............................................................1

                    1.1  The Merger............................................................1
                    1.2  Effective Time........................................................2
                    1.3  Closing...............................................................2
                    1.4  Right to Revise Structure of Merger...................................2

                                           ARTICLE II
SURVIVING CORPORATION..........................................................................3

                    2.1  Certificate of Incorporation..........................................3
                    2.2  By-Laws...............................................................3
                    2.3  Directors.............................................................3
                    2.4  Officers..............................................................3

                                           ARTICLE III
MERGER CONSIDERATION; CONVERSION OR CANCELLATION
         OF SHARES IN THE MERGER...............................................................3

                    3.1  Share Consideration for the
                           Merger; Conversion or Cancella-
                           tion of Shares in the Merger........................................3
                    3.2  Stockholders' Meeting.................................................4
                    3.3  Dissenting Shares.....................................................5
                    3.4  Payment for Shares in the Merger......................................6
                    3.5  Transfer of Shares After the
                           Effective Time......................................................7
                    3.6  Stock Options.........................................................8

                                           ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................9


                                               ii

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                    4.1   Corporate Organization and
                           Qualification.......................................................9
                    4.2   Capitalization.......................................................9
                    4.3   Authority Relative to This
                           Agreement..........................................................11
                    4.4   Consents and Approvals; No
                           Violation..........................................................12
                    4.5   SEC Reports; Financial
                           Statements.........................................................13
                    4.6   Absence of Certain Changes or
                           Events.............................................................14
                    4.7   Litigation; Compliance..............................................14
                    4.8   Proxy Statement; Offer
                           Documents..........................................................15
                    4.9   Taxes...............................................................15
                    4.10  Employee Benefit Plans; Labor
                           Matters............................................................16
                    4.11  Environmental Laws and
                              Regulations.....................................................18
                    4.12  Intellectual Property...............................................19
                    4.13  Year 2000 Compliance................................................20
                    4.14  Contracts...........................................................20
                    4.15  Insurance...........................................................20
                    4.16  Brokers and Finders.................................................21
                    4.17  Opinion of Financial Advisors.......................................21
                    4.18  Customers and Distributors..........................................21

                                            ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND
                    NEWCO.....................................................................21

                    5.1   Corporate Organization and
                           Qualification......................................................21
                    5.2   Authority Relative to This
                           Agreement..........................................................22
                    5.3   Consents and Approvals; No
                           Violation..........................................................22
                    5.4   Parent Financial Condition..........................................23
                    5.5   Proxy Statement.....................................................23
                    5.6   Financing...........................................................24
                    5.7   Interim Operations of Newco.........................................24
                    5.8   Brokers and Finders.................................................24


                                              iii

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                                           ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS...........................................................24

                    6.1  Conduct of Business of the
                           Company............................................................24
                    6.2  Acquisition Proposals................................................29
                    6.3  Reasonable Efforts...................................................30
                    6.4  Access to Information................................................31
                    6.5  Publicity............................................................32
                    6.6  Indemnification of Directors and
                           Officers...........................................................32
                    6.7  Employees............................................................33
                    6.8  Certain Financing Matters............................................33
                    6.9  Notification of Certain Matters......................................34
                    6.10  Rights Agreement....................................................34


                                           ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER......................................................34

                    7.1  Condition to Each Party's Obliga-
                           tions to Effect the Merger.........................................34
                    7.2  Conditions to the Company's Obligations
                           to Effect the Merger...............................................35
                    7.3  Conditions to the Parent's and Newco's
                           Obligations to Effect the Merger...................................35

                                          ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER................................................................36

                    8.1  Termination by Mutual Consent........................................36
                    8.2  Termination by Either Parent
                           or the Company.....................................................36
                    8.3  Termination by Parent................................................37
                    8.4  Termination by the Company...........................................37
                    8.5  Effect of Termination................................................38
                    8.6  Extension; Waiver....................................................39

                                           ARTICLE IX
MISCELLANEOUS AND GENERAL.....................................................................40

                    9.1  Payment of Expenses..................................................40
                    9.2  Survival of Representations
                           and Warranties; Survival of
                           Confidentiality....................................................40


                                               iv

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                    9.3  Modification or Amendment............................................40
                    9.4  Waiver of Conditions.................................................40
                    9.5  Counterparts; Facsimile..............................................40
                    9.6  Governing Law........................................................41
                    9.7  Notices..............................................................41
                    9.8  Entire Agreement; Assignment.........................................42
                    9.9  Parties in Interest..................................................42
                    9.10  Certain Definitions.................................................43
                    9.11  Obligation of Parent................................................43
                    9.12  Validity............................................................43
                    9.13  Captions............................................................44
                    9.14  Interpretation......................................................44
                    9.15  Severability........................................................44
                    9.16  Specific Performance................................................44

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                                               v

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of August 2, 1999, by and among CCPC Acquisition Corp, a Delaware corporation ("PARENT"), and General Housewares Corp., a Delaware corporation (the "COMPANY").


                                    RECITALS

                  WHEREAS, the Board of Directors of the Company, including all of the disinterested directors of the Company, has, subject to the conditions of this Agreement, unanimously declared and determined that the Merger (as defined below) is advisable, fair to and in the best interests of the stockholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby; and

                  WHEREAS, promptly following the execution of this Agreement by Parent and the Company, Parent will form a wholly-owned subsidiary corporation under the laws of the State of Delaware ("Newco") which will become a party to this Agreement;

                  WHEREAS, Parent, Newco (upon its execution hereof) and the Company desire to make certain representations, warranties, covenants and agreements in connec tion with the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco (upon its execution hereof) and the Company hereby agree as follows:


                                    ARTICLE I

                       THE MERGER; EFFECTIVE TIME; CLOSING

                  1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Newco shall consum mate a merger (the "MERGER") in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, franchises, debts, liabilities and duties shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION." The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL").

                  1.2 EFFECTIVE TIME. Parent, Newco and the Company will cause an appropriate Certificate of Merger (the "CERTIFICATE OF MERGER") to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

                  1.3 CLOSING. The closing of the Merger (the "CLOSING") shall take place (a) at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 10:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

                  1.4 RIGHT TO REVISE STRUCTURE OF MERGER. At Parent's election, the Merger may alternatively be structured so that the Company is merged with and into another direct or indirect wholly-owned subsidiary of Parent, or another direct or indirect wholly-owned subsidiary of Parent is merged with and into the Company; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to the Company's stockholders in the Merger as set forth in Article III hereof or the treatment of the holders of the Options, (ii) materially impede or delay consummation of the Merger, (iii) release Parent from any of its obligations hereunder or (iv) adversely affect the rights of the Company and its shareholders hereunder. In the event of such an election, the Company agrees to execute such appropriate documentation as may be reasonably requested by Parent to reflect such election.


                                   ARTICLE II

                              SURVIVING CORPORATION

                  2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall upon the Effective Time be amended and restated in full to read as set forth in Exhibit A, and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation.

                  2.2 BY-LAWS. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

                  2.3 DIRECTORS. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                  2.4 OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


                                   ARTICLE III

               MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                              SHARES IN THE MERGER

                  3.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any capital stock thereof:

                           (a)  Each share of common stock, par value $0.331/3
per share of the Company ("SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Newco or any direct or indirect wholly owned subsidiary of Parent (collectively, "PARENT COMPANIES") or any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company and other than any Dissenting Shares (as hereinafter defined in Section 3.3)) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 3.4, $28.75 in cash (the "MERGER CONSIDERATION"), payable to the holder thereof, without interest thereon, less any required withholding of taxes, upon the surrender of the certificate formerly representing such Share.

                           (b) At the Effective Time, each Share issued and
outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

                           (c) At the Effective Time, each share of capital
stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable identical share of capital stock of the Surviving Corporation.

                  3.2 STOCKHOLDERS' MEETING. The Company, acting through the Board of Directors, shall:

                                          (i)  duly call, give notice of,
convene and hold a special meeting of its stockholders (the "Stockholder Meeting"), to be held as soon as practicable after the date hereof, for the purpose of considering and taking action upon this Agreement;

                                          (ii) include in the Proxy Statement
(as herein after defined in Section 4.8) (x) the opinion of the Company Financial Advisor referred to in Section 4.17 and (y) the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement unless, in the opinion of the Board of Directors after consultation with its counsel, the inclusion of such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; and


                                          (iii)  obtain and furnish the
information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, file the Proxy Statement confidentially with the SEC, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, PROVIDED, HOWEVER, that all such filings and responses shall be subject to

Parent's prior consent, not to bunreasonably withheld and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the date hereof.

                  At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

                  Subject to its right to terminate this Agreement in accordance with its terms, the Company shall be required to take the actions specified in
Section 3.2(i) and (iii), and satisfy all its other obligations under this Agreement, whether or not the Board of Directors of the Company withdraws or makes an adverse change in its recommendation that stockholders of the Comapnay vote in favor of the approval and adoption of this Agreement after the date hereof.

                  3.3  DISSENTING SHARES.

                    (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, less any required withholding taxes.

                  (b) The Company shall give Parent (i) prompt notice and copies of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served or sent pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

                  3.4 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for Shares in the Merger shall be as follows:

                           (a)  At the Effective Time, Parent shall make
available to First Chicago Trust Company of New York (the "EXCHANGE AGENT"), or such other exchange agent selected by Parent and reasonably acceptable to the Company for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 3.1 (the "EXCHANGE FUND"). Such funds may be invested by the Exchange Agent as directed by Parent, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                           (b) As soon as reasonably practicable after the
Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 3.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, such Certificates shall upon and following the Effective Time represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4(b), each Certificate (other than Certificates representing Shares held in the Company's treasury or by Newco, or by Parent or any other direct or indirect wholly-owned subsidiary of the Company or Parent) shall upon and following the Effective Time represent for all purposes only the right to receive, for each Share represented thereby, the Merger Consideration.

                           (c) Any portion of the Exchange Fund made available
to the Exchange Agent which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former stockholders of the Company shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Shares. If any Certificates shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such certificate would escheat to or become the property of any governmental entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  3.5 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day of the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. All cash paid upon the surrender for exchange of the Certificates in accordance with the terms of this Article shall be deemed to have been in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

                  3.6  STOCK OPTIONS.

                           (a)  Immediately prior to the Effective Time, each
option ("OPTION") which has been granted under the 1993 or 1997 Key Employees

Incentive Plans or any predecessor plans thereto (together, the "OPTION PLANS") and is outstanding at the Effective Time, whether or not then exercisable, shall be (or, if not previously vested and exercisable, shall become) vested and exercisable and such Options immediately thereafter shall be canceled by the Company, and each holder of a canceled Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Option an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Shares previously subject to such Option, less any applicable withholding taxes.

                  (b) The Company shall (i) take all actions necessary and appropriate so that all stock or other equity based plans maintained with respect to the Shares, including, without limitation, the plans listed in
Section 4.10(a) hereof ("OPTION PLANS"), shall terminate as of the Effective Time and that any other Company Plan (as hereinafter defined in Section 4.10) (including the Company Employee Stock Purchase Plan) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be amended to provide that no further issuances, transfer or grants shall be permitted as of the Effective Time, and
(ii) provide that, following the Effective Time, no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. Prior to the Effective Time, the Company shall use reasonable best efforts to (x) obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Options and (y) amend the terms of the applicable Option Plan and the Company Employee Stock Purchase Plan, in each case as is necessary to give effect to the provision of this paragraph (b).



                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Newco that:

                  4.1 CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries (as hereinafter defined in Section 9.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as hereinafter defined in Section 9.10). Each of the Company and its subsidiaries has all requisite power and authority (corporate or other wise) to own, lease and operate its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Restated Certificate of Incorporation and By-Laws.

                  4.2  CAPITALIZATION.

                    (a) The authorized capital stock of the Company consists of
(i) 10,000,000 Shares of which, as of June 30, 1999, 4,030,412 Shares were issued and outstanding and 277,760 Shares were held in the treasury of the Company and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued or outstanding and 40,000 shares of which are designated as Series A Junior Participating Preferred Stock. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of, and are not entitled to, preemptive rights. As of June 30, 1999, 198,439 Shares were reserved for issuance upon exercise of outstanding options pursuant to the Option Plans (with an average exercise price of $11.87 for all such options), all of which Shares are issuable at an exercise price less than the Merger Consideration. No Shares have been issued (including from treasury) since
June 30, 1999 except for any issued pursuant to the options described above or up to 5,000 Shares in the aggregate issued under the Employee Stock Purchase Plan. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. None of the subsidiaries of the Company owns any of the capital stock of the Company.

Except as set forth on Schedule 4.2, as of the date hereof all outstanding shares of capital stock of the Company's subsidiaries are owned of record and beneficially by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 4.2 and except for the Rights, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments, understandings, or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem, make any payment in respect of or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries.

                  (b) As of June 30, 1999, the outstanding aggregate indebtedness of the Company and its subsidiaries for borrowed money did not exceed $25 million. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

                  (c) Except as set forth on Schedule 4.2(c), there are no voting trusts or other agreements to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries.

                  (d) Schedule 4.2(d) sets forth, as of the date hereof, to the knowledge of the Company: each person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) (i) who has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding Company Common Stock; and the number of Shares that such person or group has asserted are beneficially owned by it, or (ii) who has made any filing under the HSR Act with respect to the Company or the Shares since January 1, 1998.

                  4.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

                           (a)  The Company has the requisite corporate power
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company, including Newco, in accordance with Section 251 of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforce able against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           (b) The Board of Directors of the Company, at a
meeting duly called and held, has by unanimous vote of the entire Board of Directors (i) declared and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and has taken all corporate action required to be taken by the Board of Directors for the consummation of the Merger and the other transactions contemplated herein, including but not limited to all actions required to render the provisions of Section 203 of the DGCL restricting business combinations with "interested stockholders" inapplicable to such transactions, (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger.

                           (c) The Company has amended the Rights Agreement,
dated as of November 10, 1998, by and between the Company and First Chicago Trust Company of New York, as amended by the Amendment dated as of June 24, 1999 (the "RIGHTS AGREEMENT"), to ensure that (i) neither a "Distribution Date" nor a "Stock Acquisition Date" will occur (and no such event has occurred prior to the date hereof); (ii) none of Parent, Newco or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (as defined in the Rights Agreement); (iii) no provisions of Section 11 or Section 13 of the Rights Agreement will be triggered, by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (iv) the Rights will expire immediately prior to the Effective Time.

                           (d) The affirmative vote of a majority of the voting
power of the outstanding Shares in favor of the approval and adoption of this Agreement (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of the Company's or its subsidiaries' securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

                  4.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the performance by the Company (and its subsidiaries) of its obligations herein nor the consummation by the Company of the transactions contem plated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other person or entity, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improve ments Act of 1976, as amended (the "HSR ACT"), (ii) pursuant to the applicable require ments of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iv) required filings with and notifications to the New York Stock Exchange (the "NYSE") or, (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws; (c) except as set forth in Schedule 4.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or lien or other charge or encum brance) under, or give rise to any purchase or put right or other imposition of any obliga tion or loss of any benefit under, any of the terms, conditions or provisions of any note, permit, concession, franchise, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound (any of the foregoing, a "CONTRACT"), or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 4.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's stockholders has been obtained, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.5 SEC REPORTS; FINANCIAL STATEMENTS.

                           (a)  Except as set forth in Schedule 4.5(a), the
Company has filed all forms, reports and documents required to be filed by it with the

SEC since January 1, 1998 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, including in each case all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the "COMPANY SEC REPORTS") as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries has been required to file any reports, schedules, forms, statements or other documents with the SEC.

                           (b) The consolidated balance sheets and the related
consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consoli dated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

                           (c) Except as set forth in the Company's financial
statements included in the Company SEC Reports filed since January 1, 1999 and prior to the date hereof (the "CURRENT SEC REPORTS"), and except as incurred in the ordinary course of business since the date of such financial statements or disclosed on Schedule 4.5(c), neither the Company nor any of its subsidiaries has any liabilities or obligations that would be required to be set forth on a balance sheet prepared in accordance with GAAP other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

                  4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as specifically disclosed in the Current SEC Reports, as set forth with reasonable specificity in the schedules to this Agreement or as specifically contemplated by this Agreement, since March 31, 1999, (i) the Company has conducted its business in all material respects only in the ordinary course consistent with past practice, (ii) there has not been any condition, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (iii) no actions have been taken, which if taken after the date hereof, would constitute a material breach of the provisions of Section 6.1.

                  4.7 LITIGATION; COMPLIANCE.

                           (a) Except as set forth on Schedule 4.7, the Current
SEC Reports accurately disclose in all material respects all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, which (i) are required to be disclosed therein by the Exchange Act or (ii) individually or in the aggregate are reasonably likely to have a Material Adverse Effect. No judgment, decree, injunction, rule or order of any governmental entity or arbitrator is outstanding against the Company that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                           (b) The conduct of the business of each of the
Company and its subsidiaries complies, and during the past three years has complied, with all laws, statutes, rules, regulations, orders, writs, injunctions, and decrees applicable thereto, except for failures so to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect.

                           (c) Except for any of the following that would not,
individually or in the aggregate, have a Material Adverse Effect: (i) each of the Company and its subsid iaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders from governmental entities (collectively, the "COMPANY PERMITS"), that are necessary to own, lease and operate the properties of the Company and its subsidiaries and to carry on their business as owned, leased, operated or carried on as of the date of this Agreement; (ii) the Company Permits are in full force and effect; and (iii) there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspen sion or cancellation of any of the Company Permits.

                  4.8 PROXY STATEMENT; OFFER DOCUMENTS. Any proxy or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto and any information incorporated by reference therein (the "Proxy Statement") will comply in all material respects with applicable federal securities laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading except that no representation is made by the Company with respect to information supplied by Newco or Parent in writing for inclusion in the Proxy Statement.

                  4.9 TAXES. Except as set forth on Schedule 4.9, the Company and its subsidiaries have filed when due or will cause to be filed when due, all Federal, state, local and foreign Tax Returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto that any of them is required to file ("TAX RETURNS") other than those Tax Returns the failure of which to file would not have a Material Adverse Effect and have paid all taxes shown on those returns. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all respects except as would not have a Material Adverse Effect. The Company and its subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes (as hereinafter defined in Section 9.10) (other than deferred Taxes reflecting differences between the book and tax bases in assets and liabilities) with respect to any period (or portion thereof) ending prior to or as of the Effective Time. Except as set forth in Schedule 4.9, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of the Company or its subsidiaries as to which any taxing authority has asserted in writing any claim, other than claims, which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 4.9, neither the Company nor its subsidiaries have received any written notice of deficiency or assessment from any taxing authority with respect to Taxes, which have not been fully paid or finally settled. Neither the Company nor any of its subsidiaries has any liability for any Taxes of any person under Treasury Regulation section 1.1502-6 (or any comparable state, local or foreign law), as a trans feree or successor, by contract or otherwise, except as would not result in a Material Adverse Effect. Except as disclosed in the Schedules hereto, neither the Company nor its subsidiaries is required to make any payments to directors, officers or employees, including as a result of the transactions contemplated by this Agreement, which would be subject to Section 162(m) of the Code.


                  4.10 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                           (a)  Schedule 4.10(a) contains a true and complete
list of each "EMPLOYEE BENEFIT PLAN" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs or policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), oral or written under which any employee or former employee of the Company or its subsidiaries has any present or future right to material benefits or under which the Company or its subsidiaries has any material present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS". With respect to the Company Plans, except as set forth in Schedule 4.10(b) or the Current SEC Reports: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan; (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) neither the Company nor any of its subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement and no fact or event exists that is reasonably likely to give rise to any liability, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.10(b) or the Current SEC Reports, the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation).

                           (b) With respect to each Company Plan, the Company
has made or will make available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent determination letter, if applicable;
(ii) any summary plan description by the Company or its subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iii) for the most recent year, if applicable, (A) the Form 5500 and attached schedules and (B) actuarial valuation reports.

                           (c) With respect to any Company Plan, except as would
not have a Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (ii) no written or, to the knowledge of the Company, oral communication has been received by the Company from any governmental entity in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

                           (d) Except as set forth in Schedule 4.10(d), no
Company Plan exists that provides for the payments to any present or former employee of the Company or its subsidiaries of any amount of money or other property or accelerates or provides any other rights or benefits to any present or former employee of the Company or its subsidiaries, as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

                           (e) Neither the Company nor any of its subsidiaries
is a party to any collective bargaining or other labor union contracts or is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which would interfere with the respective business activities of the Company or its subsidiaries. There is no action, suit, complaint, charge, arbitration, inquiry, proceeding, grievance or investigation by or before any court, government agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree or other representative of the Company's employees pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries other than any which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or otherwise bound by, any consent, decree, or citation by any government entity relating to employees or employment practices.

                  (f) Except as set forth on Schedule 4.10(f), neither the Company nor any of its subsidiaries sponsor, maintain or contribute to any Company Plan that provides post-retirement medical or life insurance benefits to any present or former employee of the Company or its subsidiaries.

                  4.11 ENVIRONMENTAL LAWS AND REGULATIONS. Except as publicly disclosed by the Company in the Current SEC Reports or as set forth in
Schedule 4.11, (i) the Company and each of its subsidiaries is, and has been for the past three years, in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that in the aggregate would not have a Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability or investigatory or remedial obligations under or non-compliance with any Environmental Law (an "Environmental Claim") which, in the aggregate, is reasonably likely to have a Material Adverse Effect. Materials or substances that are regulated or that could result in liability under Environmental Laws, including without limitation asbestos, polychlorinated biphenyls and petroleum and petroleum products, have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, or released by the Company or any of its subsidiaries at, on, from or under any of the properties or facilities currently owned, leased or otherwise used by the Company or its subsidiaries in violation of, or in a manner or to a location that is reasonably likely to give rise to liability under, Environmental Laws that would, in the aggregate, have a Material Adverse Effect.

                  4.12 INTELLECTUAL PROPERTY.

                           (a) Schedule 4.12(a) sets forth (i) all Intellectual
Property material to the business of the Company and its subsidiaries as currently conducted that is owned, held or used by the Company or its subsidiaries ("COMPANY IP") and issued by or registered or filed with, or which has been submitted to, any governmental entity and (ii) each and every material license, sublicense, consent-to-use agreement and other agreement concerning Company IP to which the Company and/or any of its subsidiaries is a party ("IP LICENSES").

                           (b) Except as disclosed on Schedule 4.12(b) or as
would not, individually or in the aggregate, have a Material Adverse Effect: (i) the patents and trademark and copyright registrations owned by the Company or its subsidiaries are, to the knowledge of the Company, valid, enforceable, unexpired and not abandoned, the Company and/or its subsidiaries owns or has the right to use all the Company IP, free of encumbrances, and, to the knowledge of the Company, such Intellectual Property does not infringe upon or otherwise impair the Intellectual Property of, and is not being infringed upon or impaired by, any third party; (ii) no judgment, decree, injunction, rule or order has been rendered or, to the knowledge of the Company, is threatened by any governmental entity which would limit, cancel or question the validity of (or the Company's or any subsidiary's right to own or use) any Company IP; (iii) no action, suit or proceeding is pending, or to the knowledge of the Company, threatened that seeks to limit, cancel or question the validity of (or the Company's or any subsidiary's right to own or use) any Company IP; (iv) the Company has made all filings and executed all agreements reasonably necessary to maintain its interests in the Company IP; (v) no party to an IP License is in breach or default thereunder; and (vi) the transactions contemplated by this Agreement do not impair or limit the rights of the Company or any of its subsidiaries under any IP License, or cause any payment to be due or accelerated thereunder.

                  For the purposes of this Section 4.12, "INTELLECTUAL PROPERTY" shall means all U.S., state and foreign intellectual property, including without limitation all (i) inventions, discoveries, processes, designs and related improvements and know-how, whether or not patented or patentable; (ii) copyrights and works of authorship in any media, including computer programs, software, databases, Internet site content and related items, advertising and promotional materials (including graphics, and text), designs, proprietary or copyrightable elements of pictorial, graphic or sculptural works, and all other authors' rights; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) trade secrets and other proprietary information; (v) all registrations, applications, recordings, and licenses or other agreements related to the foregoing; and (vi) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related to the foregoing.

                  4.13 YEAR 2000 COMPLIANCE. To the knowledge of the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect, all computer hardware, software, databases, systems and other computer equipment owned, held, and/or used by the Company or any of its subsidiaries, can be used prior to, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis, or by interacting or interoperating with third-party software, without error relating to the processing, calculating, comparing, sequencing or other use of date data.

                  4.14 CONTRACTS. Except as set forth on Schedule 4.14, neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, or would with the passage of time or the giving of notice or both be, in default in any respect under any Contract to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound, except for those defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in
Schedule 4.14 or as disclosed in the Current SEC Reports, neither the Company nor any of its subsidiaries is subject to or bound by (i) any Contract required to be disclosed pursuant to Items 404 or 601 of Regulation S-K of the SEC, including any Contracts entered into since the respective dates of the Current SEC Reports, or (ii) any exclusive dealing arrangement or other Contract containing covenants which limit the ability of the Company or any subsidiary to compete in any significant line of business as presently conducted by it or which materially restrict the geographic area in which, or method by which, the Company or any subsidiary may carry on its business as presently conducted by it.

                  4.15 INSURANCE. The Company and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be appropriate or as required by law. All of the insurance policies, binders, or bonds maintained by the Company or its subsidiaries are in full force and effect; the Company and its subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion, in each instance except for cases which would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.16 BROKERS AND FINDERS. Except for the fees and expenses payable to Wasserstein Perella & Co., Inc., which fees and expenses are reflected in its agreement with the Company, true and complete copies of which have been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  4.17 OPINION OF FINANCIAL ADVISORS. The Company has received the opinion of Wasserstein Perella & Co., Inc., dated as of the date hereof, to the effect that, as of such date, the cash consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been provided to Parent.

                  4.18 CUSTOMERS AND DISTRIBUTORS. Schedule 4.18 sets forth a list of the ten largest customers and distributors of the Company and its subsidiaries (based on 1998 annual revenues for those businesses currently operated by the Company). Since April 1, 1999 and prior to the date hereof, except as would not, individually or in the aggregate, have a Material Adverse Effect, none of such customers or distributors has terminated or materially reduced its purchases or orders of the Company's and its subsidiaries' products, nor has any such customer or distributor specifically indicated that it intends to do so.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                    AND NEWCO

                  Each of Parent and Newco (upon its execution hereof) represent and warrant jointly and severally to the Company that:

                  5.1 CORPORATE ORGANIZATION AND QUALIFICATION. Parent is and Newco upon its execution hereof will be, a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

                  5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Parent has, and upon its execution hereof, Newco will have, the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been, and upon its execution hereof, by Newco of the transactions contemplated hereby will have been, duly and validly authorized by the respective Boards of Directors of Parent and Newco and immediately following the execution of this Agreement by Newco it will be adopted by Parent as sole stockholder of Newco, and no other corporate proceedings on the part of Parent are, or upon execution hereof by Newco will on the part of Newco be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and upon its execution hereof, will have been duly and validly executed and delivered by Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes valid and binding agreement of Parent, and upon its execution hereof, will constitute valid and binding agreement of Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  5.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Parent or Newco nor the performance by Parent and Newco of their obligations herein or the consummation by Parent and Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Newco; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other person or entity, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (iv) required filings with and notifications to the NYSE, and (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its subsidiaries conducts any business or owns any assets, (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement or
(vii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notifica tion, would not in the aggregate have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; (c) except as set forth in Schedule 5.3(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or lien or other charge or encumbrance) under any Contract; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 5.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.4 PARENT FINANCIAL CONDITION. The only material asset of Parent is its ownership of approximately 89.5% of the outstanding common stock of CCPC Holding Company, Inc., a Delaware corporation (formerly known as Corning Consumer Products Company) ("CCPC"). The consolidated balance sheets and the related consolidated statements of operations, stockholders equity and cash flows (including the related notes thereto) of CCPC included in the reports and documents filed by CCPC with the SEC since January 1, 1999 and prior to the date hereof, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of CCPC and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                  5.5 PROXY STATEMENT. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  5.6 FINANCING. Borden, Inc. has, and as of closing date,

Parent will have, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                  5.7 INTERIM OPERATIONS OF NEWCO. Newco will be formed solely for the purpose of engaging in the transactions contemplated hereby and will not engage in any business activities or conduct any operations other than in connection with the transactions contemplated hereby.

                  5.8 BROKERS AND FINDERS. Except for Goldman, Sachs & Co. (the fees and expenses of which will be paid by Parent), Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

                  6.1 CONDUCT OF BUSINESS OF THE COMPANY.

                           (a)  The Company agrees that during the period from
the date of this Agreement to the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with distributors, customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect prior to, at, or following the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly permitted in this Agreement or as set forth in Schedule 6.1(a), prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

                                            (i)  except for shares to be issued
or delivered under outstanding option agreements and restricted stock awards pursuant to the Option Plans, or pursuant to the Comapny's Employee Stock Purchase Plan, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of or redeem, purchase or otherwise acquire, (A) any additional shares of capital stock of any class (including the Shares) or other ownership or equity investment, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or other ownership or equity investment or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or other ownership or equity investment or any securities or rights convertible into, exchangable for, or evidencing the right to subscribe for, any shares of capital stock or other ownership or equity investment, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                                            (ii)  split, combine, subdivide or
reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in thier capacity as such, other than the declaration and payments of regular annual cash dividends in accordance with past dividend policy not in excess of $0.32 per share per year pro rated to reflectthe earliest anticipated Effective Time and except for dividends by a wholly owned subsidiary of the Company;

                                           (iii)  adopt a plan of complete or
partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

                                           (iv)  adopt any amendments to its
Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership od any subsidiary not constituting an inactive subsidiary of the Company;

                                            (v)  make any material acquisition,
by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

                                           (vi)  other than in the ordinary
course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee or otherwise become liable in respect of any such indebtedness (provided that any indebtedness incurred after the date hereof shall be prepayable at any time at the option of the Company without premium or penalty) or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company;

                                          (vii)  except as may be required as a
result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

                                          (viii)  except as required by law or
the applicable taxing authority, make or change in any material respect any material Tax election, make or change in any material respect any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any proceeding with respect to any material Tax liability;

                                          (ix)  pay, discharge or satisfy any
material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfac tion (A) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (B) to the extent required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof;

                                          (x)  settle or offer to settle any
claims, complaints or lawsuits including (w) Steven Goldstein v. Paul A. Saxton, et al., filed June, 1999, in The Court of Chancery of the State of Delaware in and for New Castle County, C.A. No. 17192NC, (x) The Barry Family Limited Partnership of California v. General Housewares Corp., et al., filed June, 1999, in The Court of Chancery of the State of Delaware in and for New Castle County, C.S. No. 17202NC and (y) Great Neck Capital Appreciation Investment Partnership
v. Paul A. Saxton, et al., filed June, 1999, in The Court of the Chancery of the State of Delaware in and for New Castle County, C.A. No. 17196NC, and (z)
Martin Bloom, et. al. v. Paul Saxton, et. al, filed July 2,

1999, in County Vigo, State of Indiana, C.A. No. 84D01-9907-CP-1104, and any and all suits relating to the same underlying claims, other than settle ments of claims, complaints or proceedings not specified above in the ordinary course of business and consistent with past practice or not otherwise material to the Company and its subsidiaries taken as a whole;


                                          (xi)  authorize any single or related
group of capital expenditures in excess of $200,000 (or $850,000 in the case of capital expenditures relating to Oxo tooling) or capital expenditures which are, in the aggregate, in excess of $1,200,000 for the Company and its subsidiaries taken as a whole;

                                          (xii)  amend or modify in any
material respect or terminate any material existing IP License, execute any new material IP License, sell, license or otherwise dispose of, in whole or in part, any Company IP, and/or subject any Company IP to any material Encumbrance;

                                          (xiii)  grant any material increases
in the compensation of any of its directors, officers or key employees, which increases, for each such individual, shall not exceed ten percent (10%) of each such individual's annual rate of compensation;

                                          (xiv)  pay or agree to pay any
pension, retirement allowance or other employee benefit not required by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any employee director or officer, whether past or present;

                                          (xv)  engage in any material
transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, other than the Company or its wholly-owned subsidiaries, including, without limitation, any transactions, agreements, arrangements, or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404;

                                          (xvi)  enter into any new or
materially amend
any existing employment or serverance or termination agreement with any employee, director or officer;

                                          (xvii)  except as may be required to
comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, serverance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

                                          (xviii)  take or agree to take in
writing or otherwise, any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any respect that would cause the condition in Section 7.2(a) not to be satisfied;

                                          (xix)  authorize, recommend, propse
or annoince an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  6.2     ACQUISITION PROPOSALS.

                           (a)  The Company shall not, and it shall cause its
subsidiaries, and their respective directors, officers, employees, financial and other advisors, agents, representatives, affiliates and others working on its behalf or at its direction (collectively, "COMPANY REPRESENTATIVES") not to, initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of more than 25% of the assets (including stock of subsidiaries) of the Company and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, more than 25% of the equity securities of the Company or any of its subsidiaries (an "ACQUISITION PROPOSAL"), other than the transactions to be effected pursuant to this Agreement.

                           (b)  Notwithstanding Section 6.2(a), the Board of
Directors of the Company may, directly or indirectly through Company
Representatives: (x) furnish information concerning the Company and its subsidiaries to any person with respect to an unsolicited Acquisition Proposal pursuant to an appropriate confidentiality agreement with terms not substantially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (as hereinafter defined in Section 6.4) and (y)
negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal, if in either case (x) or (y), such person has submitted a Superior Proposal (as defined below) to the Company. In addition, nothing herein shall restrict the Company Board of Directors from, to the extent required, complying with its disclosure obligations under Federal securities laws, including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, subject to any rights of Parent to terminate this Agreement and receive payment of any fee due under
Article VIII as a result thereof. Neither the Company nor any subsidiary of the Company will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent; provided that if specifically requested by an entity or group, the Company may waive the provisions of any "standstill" agreements between the Company and any entity or group to the extent necessary to permit such entity or group to submit an Acquisition Proposal that the Board of Directors believes, in its good faith judgment based on information contained in such specific request, is reasonably likely to result in a Superior Proposal.

                           (c) The Company shall notify Parent promptly (and in
any event within one business day) of any inquiries, proposals or offers received by, information requested from, or discussions or negotiations sought to be initiated or continued with, it or any Company Representative with respect to an Acquisition Proposal, indicating in each such notice the name of such person and the material terms, conditions and other aspects of any such inquiries, proposals, offers, requests, discussions or negotiations, including a copy of any written Acquisition Proposal, and shall promptly (and in any event within one business day) inform Parent of any material developments with respect thereto. The Company agrees immediately to cease and to cause to be terminated any activities, discussions or negotiations conducted on or prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing.

                           (d) For purposes of this Agreement, a "SUPERIOR
PROPOSAL" means a bona fide written Acquisition Proposal made by a third party after the date hereof for which all necessary financing is committed in full or reasonably likely to be obtained and which, if accepted, is reasonably likely to be consummated and taking into account all legal, financial and regulatory aspects of the proposal and the person making such proposal, including the relative expected consummation date, is financially superior to the holders of Company Common Stock than the Merger.


                  6.3  REASONABLE EFFORTS.

                    (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice and (ii) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible, subject to the other terms and conditions hereof).

                           (b) Each of the parties hereto will keep the other
party apprised of the status of matters relating to the completion of the transactions contemplated hereby. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all information relating to the other party and each of their respective subsidiaries, which appears in any waivers, consents, approvals, orders, registrations, filings, submissions or declarations made with or written materials submitted to any third party or government entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.

                           (c) Notwithstanding the foregoing, the Company shall
not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.3 if in the opinion of the Board of Directors after consultation with its counsel such actions would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

                  6.4 ACCESS TO INFORMATION. Upon reasonable notice, the
Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accoun tants and other authorized representatives of Parent ("REPRESENTATIVES"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its personnel, properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested, including, without limitation, a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries pursuant to the requirements of federal or state securities laws. Between the date of this Agreement and the Effective Time, the Company shall provide Parent at the end of each month with monthly financial statements in the form and at the time any such statements are customarily provided for internal reporting purposes, it being understood that such financial statements are for informational purposes only and no representation is made with respect thereto. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated June 15, 1999 (the "CONFIDENTIALITY AGREEMENT"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder. No investigation pursuant to this Section 6.4 or otherwise shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                  6.5 PUBLICITY. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger or the other transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with and obtain the approval of the other party before issuing any such press releases or making any such public announcements.

                  6.6  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                           (a)  The Certificate of Incorporation and By-Laws of
the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                           (b)  Parent shall cause to be maintained in effect
for the Indemnified Parties (as defined below) for not less than six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agree ment); PROVIDED, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Company's present or former directors, officers, employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (the "Indemnified Parties") and PROVIDED, FURTHER, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance as set forth on Schedule 6.6(b), although it shall be obligated to obtain a policy with the greatest coverage available for a cost not exceed ing such amount.

                           (c)  This Section 6.6 is intended to benefit the
Indemnified Parties and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                  6.7  EMPLOYEES.

                           (a)  For a period commencing at the Effective Time
and ending on December 31, 2000, Parent shall, or shall cause the Surviving Corporation to, provide employee benefit plans, programs, arrangements and policies (other than those related to equity securities of the Company) for the benefit of employees of the Company and its subsidiaries that in the aggregate are no less favorable to such employees than the Company Plans. All service credited to each employee by the Company through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees.

                           (b)  INDIVIDUAL AGREEMENTS.  Parent shall cause the
Surviving Corporation to honor and assume the employment agreements, executive termination agreements and individual benefit arrangements listed on Schedule 6.7(b), all as in effect at the Effective Time.

                  6.8 CERTAIN FINANCING MATTERS. The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation reasonably requested in connection with the arrange ment of any financing to be consummated contemporaneous with or at or after the Merger, including without limitation any financing to be provided to the Company or any of its subsidiaries by the Parent; provided, that the Company will not be required to incur any out-of-pocket expenses or make any binding commitments with respect thereto until after the consummation of the Merger.

                  6.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence or non-occurrence of any event which causes any representation or warranty of the Company or Parent and Newco, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure or inability of the Company or Parent, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  6.10 RIGHTS AGREEMENT. The Company shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the transactions to be effected pursuant to this Agreement, which is reasonably likely to reduce the likelihood of or delay the consummation of the Merger, or result in any increase in the costs or decrease in the benefits to Parent of the Merger, or affect the capitalization of Parent or any of its affiliates after the Merger.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                           (a)  STOCKHOLDER APPROVAL.  This Agreement shall have
been duly adopted by the stockholders of the Company in accordance with applicable law.

                           (b) INJUNCTION. There shall not be in effect any law,
statute,
rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction prohibiting or making illegal the transactions contemplated herein.

                           (c) The applicable waiting period under the HSR Act
shall have expired or been terminated.

                  7.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                           (a)  The representations and warranties of  Parent
and Newco contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

                           (b)  Parent and Newco shall have performed and
complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

                  7.3 CONDITIONS TO THE PARENT'S AND NEWCO'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                           (a)  The representations and warranties of the
Company contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

                           (b)  The Company shall have performed and complied
with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

                           (c)  GOVERNMENTAL FILINGS AND CONSENTS.  All
governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time (including, but not limited to, such approvals and consents as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets), except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the financial condition, business, results of operations, assets or liabilities of Parent and its subsidiaries, taken as a whole.

                           (d)  There shall not be any action or proceeding
brought or threatened by any governmental entity seeking any executive order, decree, ruling or injunction or other order of a court of governmental or regulatory entity of competent jurisdiction which would have the effect of prohibiting or making illegal any of the transactions contemplated herein.

                           (e)  RIGHTS AGREEMENT.  No Distribution Date or Stock
Acquisition Date (each as defined in the Rights Agreement) shall have occurred.


                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

                  8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

                  8.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (ii) the Company Stockholder Approval shall not have been received at the Stockholders Meeting duly called and held, or (iii) the Effective Time shall not have occurred on or before November 30, 1999 (the

"TERMINATION DATE"), PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.2(iii) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date until ten business days after such failure has been cured.

                  8.3 TERMINATION BY PARENT. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representa tions which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct as would not, individually or in the aggregate, result in a failure of the condition set forth in Section 7.3(a); PROVIDED, that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, or (iii) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco or fails to reconfirm such recommendation if so requested by Parent, within 10 business days following such request, or approves or recommends another Acquisition Proposal.

                  8.4 TERMINATION BY THE COMPANY. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct would not, individually or in the aggregate, result in a failure of the condition set forth in Section 7.2(a); PROVIDED, that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure or (iii) prior to the Company Stockholder Approval, upon five business days' prior irrevocable written notice to Parent, in order to accept an unsolicited Superior Proposal for which all necessary financing is committed; PROVIDED, HOWEVER, that (A) such notice shall include a copy of any proposed or definitive documentation relating to such Superior Proposal (including all financing documentation), and shall otherwise specify all material terms, conditions and other information with respect thereto, and (B) prior to any such termination, the Company shall, if requested by Parent in connection with any revised proposal Parent might make, negotiate in good faith for such five business day period with Parent, and such third party proposal remains a Superior Proposal after taking into account any revised proposal by Parent during such five business day period; and PROVIDED, FURTHER, that it shall be a condition to termination pursuant to this Section 8.4 (iii) that the Company shall have made the payment of the fee to Parent required by Section 8.5(b).

                  8.5  EFFECT OF TERMINATION.

                           (a)  In the event of the termination and abandonment
of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 8.5 and the provisions of Section 9.1 and the last two sentences of Section 6.4. Nothing contained in this Section 8.5 shall relieve any party from liability for any breach of this Agreement.

                           (b)  If:

                                          (i)  this Agreement is terminated by
the Company pursuant to Section 8.4(iii) hereof or by Parent pursuant to Section 8.3(iii) hereof, or

                                          (ii) (A) this Agreement is
terminated pursuant to Section 8.2(ii) or 8.3(i) and (B) a Third Party made a proposal publicly or to the Company or expressed any interest publicly or to the Company with respect ot any Third Party Acquisition and (C) within twelve months after any such termination, either (1) the Company enters into an agreement with respect to any Third Party Acquisition, which is later consummated or (2) any Third Party Acquisition occurs; then the Company shall pay to Parent, within one business day following the consummation of such Third Party Acquisition, or no later than concurrently with any termination contem plated by Section 8.4(iii) above or within one business day after a termination contemplated by Section 8.3(iii), a fee, in cash and in immediately available funds, of $4.25 million (the "TERMINATION FEE"); PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one Termination Fee with respect to all such agreements and occurrences and such termination.

                  "THIRD PARTY" means any person other than Parent, Newco or any affiliate thereof.

                  "THIRD PARTY ACQUISITION" means any transaction contemplated by the definition of "Acquisition Proposal" which, together with any related transactions, would result in (i) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Company Common Stock, (ii) the holders of Shares immediately prior to such transaction(s) acquiring or holding securities in respect of such Shares with less than 50% of the voting powerof the capital stock of the ultimate parent entity immediately following comsummation of such transaction(s), or
(iii) the sale or other disposition of more than 50% of the assets (including stock of subsidiaries) of the Company and its subsidiaries, taken as a whole.

The Company acknowledges that the provisions contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these provisions, Parent and Newco would not enter into this Agreement.

                  8.6 EXTENSION; WAIVER. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure or delay of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

                  9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Parent Companies, any and all property or transfer taxes imposed on the Surviving Corporation or any Gains Taxes.

                  9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF CONFIDENTIAL ITY. The representations and warranties made herein shall not survive beyond the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

                  9.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires prior approval of the stockholders of the Company unless such approval has been obtained.

                  9.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  9.5 COUNTERPARTS; FACSIMILE. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed by facsimile signatures of the parties hereto.

                  9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered person ally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:


                           (a)  If to the Company, to

                                     Raymond J. Kulla, Esq.
                                     General Housewares Corp.
                                     1536 Beech Street
                                     Terre Haute, Indiana 47804
                                     (812) 232-1000 (telephone)
                                     (812) 232-7016 (telecopier)

                                     with a copy to:

                                     Brian W. Duwe, Esq.
                                     Skadden, Arps, Slate, Meagher
                                     & Flom (Illinois)
                                     333 West Wacker Drive
                                     Chicago, Illinois 60606
                                     (312) 407-0700 (telephone)
                                     (312) 407-0411 (telecopier)

                           (b)  If to Parent or Newco, to

                                     Phyllis R. Yeatman
                                     CCPC Acquisition Corp.
                                     2711 Centerville Road, Suite 202
                                     Wilmington, Delaware 19808
                                     (302) 633-7800 (telephone)
                                     (302) 633-7808 (telecopies

                                     with a copy to:

                                     William F. Stoll, Jr.
                                     Borden, Inc.
                                     180 East Broad Street, 30th Floor
                                     Columbus, Ohio  43215-3799
                                     (614) 225-2024 (telephone)
                                     (614) 627-8374 (telecopies)

                                     and a copy to:

                                     David J. Sorkin, Esq.
                                     Simpson Thacher & Bartlett

                                     425 Lexington Avenue
                                     New York, New York 10017
                                     (212) 455-2000 (telephone)
                                     (212) 455-2502 (telecopier)




or to such other persons or addresses as may be designated in writing by the party to receive such notice.

                  9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Confidential ity Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any affiliate of Parent; PROVIDED, HOWEVER, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consider ation payable in the Merger pursuant to
Article III hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of Section 6.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

                  9.10  CERTAIN DEFINITIONS.  As used herein:

                           (a)  "MATERIAL ADVERSE EFFECT" shall mean (x) with
respect to the Company, any adverse change in the financial condition, business, results of operations, assets or liabilities of the Company or any of its subsidiaries, which is material to the Company and its subsidiaries, taken as a whole, or excluding any changes or effects resulting from general changes in economic conditions and (y) with respect to the Company or Parent, any change, circumstance or event that would prevent, or materially hinder or delay the consummation of the transactions contemplated by this Agreement by such party and its subsidiaries. Whenever a statement herein is qualified by, or includes a reference to, whether any facts, events or circumstances have a Material Adverse Effect, all such facts, events or circumstances so referenced shall be considered both individually and in the aggregate, whether or not so expressly indicated in such statement.

                           (b) "SUBSIDIARY" shall mean, when used with reference
to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

                           (c) "TAXES" shall mean all Federal, state, local and
foreign taxes, customs, duties or similar fees and other assessments of a similar nature, (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                  9.11 OBLIGATION OF PARENT. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

                  9.12 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

                  9.13 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  9.14 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION". As used in this Agreement, the term "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. As used in this Agreement, the term "AFFILIATE(S)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. As used in this Agreement, the term "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

                  9.15 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  9.16 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof without the posting of any bond or security, in addition to any other remedy at law or equity.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agree ment to be executed by their respective duly authorized officers as of the date first above written.



                                      GENERAL HOUSEWARES CORP.


                                      By:/s/ Paul Saxton
                                         -------------------------------------
                                      Name: Paul Saxton
                                      Title: President and CEO



                                      CCPC ACQUISITION CORP.


                                      By:/s/ Phyllis R. Yeatman
                                         -------------------------------------
                                      Name: Phyllis R. Yeatman
                                      Title: President

Borden, Inc., a New Jersey corporation, hereby guarantees the obligations of Parent and Newco under Article III of the attached Agreement and Plan of Merger, dated as of August 2, 1999, between CCPC Acquisition Corp. and General Housewares Corp. (as such terms are defined therein).


Dated as of August 2, 1999

                                      BORDEN, INC.



                                      By: /s/ William F. Stoll, Jr.
                                         -------------------------------------
                                          Name:William F. Stoll, Jr.
                                          Title: Senior Vice President